News Release
For Immediate Release

IR contact: Terri MacInnis	Media contact: Sylvia Tawse
Bibicoff & Associates, Inc	The Fresh Ideas Group
818.379.8500	303.449.2108, ext 11
terrimac@bibicoff.com	Sylvia@freshideasgroup.com

Organic To Go Closes $6.7 Million Placement
Organic foodservice leader targets entry into new geographic market

SEATTLE, Wash, (June 29, 2007) — Organic To GoTM (OTCBB: OTGO) announced today that it has closed the recently announced equity private placement made by institutional investors. The $6.7 million financing consisted of the sale of 3.35 million shares at $2.00 per share with five-year warrants to purchase 1.34 million shares of common stock at an exercise price of $2.50.

“The funds are targeted to continue our growth strategy,” commented Jason A. Brown, CEO. “We are actively pursuing entry into a new geographic market in Southern California. At the same time we continue the expansion in our existing territories of our corporate catering services and the build-out of additional retail cafés and outlets in existing corporate centers and universities. As previously announced, we anticipate that we will open our next two cafés in July in Woodland Hills, CA, which will bring us to 15 Organic To Go cafés in Washington and Southern California.”

About Organic To Go
Based in Seattle, WA, Organic To Go (OTCBB: OTGO) is the nation’s first fast casual café to be certified as an organic retailer. Organic To Go’s locations can be found in the bellyof multi-tenant office towers, on corporate campuses, on college campuses and at Los Angeles International Airport. The Company’s multi-channel business model includes retail, delivery and wholesale operations. Organic To Go’s mission is to become the leading branded provider of certified organic and natural soups, salads, sandwiches, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is made with organic ingredients whenever possible and is always natural, free of harmful chemicals and created with care. For more information, visit www.organictogo.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the company's current and future products and services in the marketplace, the ability of the company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

# # #

6/29/07